Exhibit 99.1

September 2, 2016

QVC to Present at Goldman Sachs 23rd Annual Global Retailing Conference

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (Nasdaq: QVCA,QVCB, LVNTA, LVNTB) announced that Michael George, President and CEO of QVC, Inc., will be presenting at the Goldman Sachs 23rd Annual Global Retailing Conference on Thursday, September 8th at 10:35 a.m., E.D.T. at the Plaza Hotel in New York, NY. During his presentation, Mr. George may make observations regarding the company's financial performance and outlook.
The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.
About Liberty Interactive Corporation
Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Liberty Broadband Corporation and FTD, its subsidiaries Bodybuilding.com and Evite, and minority interests in Interval Leisure Group, Time Warner, Lending Tree and Charter.
Liberty Interactive Corporation
Courtnee Chun, 720-875-5420
Source: Liberty Interactive Corporation